FOR IMMEDIATE RELEASE

Contact:	J. Alexander Fjelstad III, CEO Jeffrey B. Murphy, CFO RTW, Inc. (952) 893-0403

RTW, Inc. Announces Change In Composition of its Board of Directors and Changes in the Executive
Management Team of the Company

MINNEAPOLIS — December 13, 2001, RTW, Inc. (“RTW” Nasdaq: RTWI) announced today that at the request of David C. Prosser, a director and a significant shareholder of RTW, the Company’s Board of Directors elected J. Alexander Fjelstad III, Alfred L. LaTendresse, John O. Goodwyne, Bruce Schilling and Gregory Koschinska as additional members of its Board of Directors. Concurrent with the election of the new members of the Board, Carl B. Lehmann, Steven M. Rothschild, and David R. Hubers resigned as directors. Additionally, Carl B. Lehmann resigned as President and Chief Executive Officer of the Company. Mr. Prosser was elected Chairman of the Board and Mark E. Hegman will remain as a director.

     In a letter dated December 7, 2001, included as an attachment to an amendment to a Schedule 13D filed with the Securities and Exchange Commission, Mr. Prosser requested that the Board elect his nominees. Mr. Prosser was the founder of RTW and was Chairman of the Board from 1983 to March 2000.

     The Company also announced that the Board elected Mr. Fjelstad as Chief Executive Officer of the Company effective immediately. Mr. Fjelstad was a former director and Chief Operating Officer of Sales and Marketing for RTW and President of the Company’s insurance subsidiary, American Compensation Insurance Company from 1989 to 1998. Additionally, Mr. LaTendresse, the Company’s former Chief Financial Officer from 1990 to 1998, has returned as Executive Vice President and President of American Compensation Insurance Company. Mr. Lehmann agreed to work with the Company in connection with the transition to new management.

     Commenting on these changes, Mr. Prosser said, “Although RTW faces a number of challenges, we believe that the Company has a solid management team in place, excellent employees and a quality process. We are committed to returning RTW to profitability.”

     RTW, Inc., based in Minneapolis, Minnesota, manages disability products and services for employers. Primary among its disability products and services is a workers’ compensation management system designed to lower employers’ costs and return injured employees to work as soon as possible.

     RTW, Inc. combines its proprietary management systems, the ID 15® and the RTW SOLUTION®, with insurance products underwritten by an RTW subsidiary, American Compensation Insurance Company. RTW currently offers its services to employers in Minnesota, Wisconsin, South Dakota, Colorado, Missouri, Illinois, Kansas, Michigan, Indiana, Massachusetts, Connecticut, Rhode Island and New Hampshire. Clients span many industries including manufacturing, health care, hospitality, and wholesale/retail. RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI.

     Some of the statements made in this News Release, as well as statements made by the Company in periodic press releases, oral statements made by the Company’s officials to analysts and shareholders in the course of presentations about the Company and conference calls following earnings releases, constitute “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (i) general economic and business conditions; (ii) interest rate changes; (iii) competition and the regulatory environment in which the Company operates; (iv) claims frequency; (v) claims severity; (vi) the Company’s ability to manage both its existing claims and new claims in an effective manner; (vi) the number of new and renewal policy applications submitted by the Company’s agents; (viii) the Company’s ability to obtain and retain reinsurance at a reasonable cost; (ix) the Company’s ability to maintain a “Secure” rating from A.M. Best, (x) the Company’s ability to successfully administer its Massachusetts and Missouri accounts from other offices; and (xi) other factors as noted in the Company’s filings with the SEC. This discussion of uncertainties is by no means exhaustive, but is designed to highlight important factors that may affect the Company’s future performance.

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